Exhibit 3(2)

                               RESOLUTIONS OF THE
                              BOARD OF DIRECTORS OF
                           LOGANSPORT FINANCIAL CORP.
                               ON October 13, 1998

RESOLVED, that, pursuant to Section 1 of Article IV of the Code of By-Laws of the Corporation, the number of directors on the Corporation's Board be increased from 7 to 8.